EXHIBIT 2.1

                                Letter of Intent


                                                                October 23, 2003



Reference: Proposed Acquisition of James Barr Contractors, Inc.

The parties: Fortis Enterprises (hereinafter referred to as "FRTE") and James Barr Contractors, Inc. (hereinafter referred to as "BARR")

This Letter of Intent outlines certain terms, subject to certain conditions set forth below, pursuant to which Fortis Enterprises (FRTE) and James Barr Contractors, Inc. (BARR) propose to reorganize to effect an acquisition by FRTE of all of the issued and outstanding equity shares of James Barr Contractors, Inc. (the "James Barr Contractors Shares") in a stock-for-stock exchange for FRTE equity shares, which is intended to qualify as a tax-free reorganization under Section 368(a)1(A) of the Internal Revenue Code of 1986. The proposed transaction (the "Acquisition") is intended to be a "purchase" in accordance with Generally Accepted Accounting Principles ("GAAP") and regulatory standards governing such a transaction.

1. The Proposed Acquisition. The terms of the Acquisition are generally expected to provide as follows:

      1.1 The James Barr Contractors Shares will be acquired by FRTE and James Barr Contractors will be merged into FRTE. The terms and conditions of the transaction will be subject to such adjustments as the parties may agree in the definitive acquisition agreement (the "Agreement").

      1.2 Upon the closing of the Acquisition, it is intended that FRTE will have completed the following activities:

            1.2.1 The Purchase Price shall be $1,750,000  paid to BARR.  Payment of said Purchase Price shall be by the delivery by FRTE, within ten (10) days of the closing date, into escrow of a number of shares of restricted stock of the FRTE, that equals the sum of $1,750,000 based on the lowest bid price of the FRTE's common stock as quoted on the Electronic Bulletin Board the day prior to closing. In the event the shares delivered to and sold by the BARR (after the expiration of applicable holding periods) pursuant to the terms of this Agreement fail to gross a total of $1,750,000, FRTE shall within five (5) business days of notice of this event, and subject to demand under the terms of this agreement, deliver a sufficient number of additional shares in order to deliver to BARR for distribution any remaining balance of the $1,750,000.

            1.2.2 Employment  Agreement  established  with  both  Mark  and Mike providing $1,500/week salary for each, as well as 2 weeks of paid vacation time

            1.2.3 Bonus Structure - If monthly sales exceed $150,000, a bonus of
                  5% of the amount exceeding $150,000 each to both Mark and Mike

            1.2.4 Provide  "Key  Man"  life  insurance  on both  Mark  and  Mike
                  (policies are already in place)

            1.2.5 Provide  Company owned vehicles or vehicle  allowance for both
                  Mark and Mike


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                                Letter of Intent


2. Expenses. FRTE will be responsible for payment of all of FRTE's expenses incurred by it and relating to the proposed Acquisition, and James Barr Contractors shall be responsible for payment of all James Barr Contractors expenses incurred by it and relating to the proposed Acquisition.

3. Subject to Definitive Agreement. Consummation of the Acquisition shall be subject to the negotiation, execution and delivery of the Agreement. To that end, the parties hereto shall endeavor, in good faith, to negotiate the Agreement setting forth all of the terms and conditions of the contemplated transaction. The Agreement shall include, among other provisions, representations, warranties, covenants and indemnification, by both FRTE and James Barr Contractors, of the type customary in a stock-for-stock acquisition agreement in which a publicly-held company is acquiring a privately company. The agreement shall further set forth the terms of the Acquisition and including, but not limited to, the structure of the Acquisition and the requirement for the preparation and filing of all the necessary materials with the SEC if any filings are required. The Agreement shall also contain, among other things, the following conditions which must be satisfied before the parties become obligated to effect a closing of the Acquisition (the "Closing"):

      3.1 Approval of the Board of Directors of both FRTE and James Barr Contractors.

      3.2 Unrestricted due diligence with respect to business and financial statements of both FRTE and James Barr Contractors, effected with the assistance of their respective independent accounting firms and legal counsel, the results of which examination shall be satisfactory to each respective party.

      3.3 Receipt of all approvals, authorizations and clearances needed from any governmental and regulatory authority.

      3.4 No material adverse change in the regulatory status, conditions, assets, operations or business of FRTE between the date of the Agreement and the date of the Closing.

      3.5 FRTE having timely filed all reports with the SEC required by Sections 13 or 15(d) of the Securities and Exchange Act of 1934 (the '34 Act) in compliance with all current rules and regulations of the SEC.

      3.6 FRTE shall not have received any notices of suspensions with respect to the trading of its shares of common stock in the public markets or with respect to any investigation, whether private or public, by the SEC, NASD, Nasdaq or any other governmental or quasi-governmental organization.


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                                Letter of Intent

4. Definitive Agreement. Upon the acceptance of this letter by FRTE and James Barr Contractors, the parties will promptly negotiate, in good faith, the terms of a definitive agreement (the "Definitive Agreement"). The Definitive Agreement will be in a form customary for transactions of this type and will include, in addition to those matters specifically set forth in this letter, customary representations, warranties, indemnities, covenants and agreements of the FRTE and James Barr Contractors, customary conditions of closing and other customary matters.

5. Investigative Due Diligence. Both the execution of the Agreement and the consummation of the Acquisition shall be contingent upon completion of due diligence by FRTE and James Barr Contractors, the results of which shall be satisfactory to both parties. Each party will permit the other's accounting, legal and other representatives to conduct an examination of any and all matters reasonably requested. Each party will also cause to be made available to the other, such of its officers, directors, employees, attorneys, accountants, advisors, consultants, and other representatives as such other party may wish to consult.

6. Public Announcements. Subject to applicable law, any public announcement relating to this transaction will be mutually agreed upon and jointly made by the parties.

7. Confidential Information. All parties to this Agreement, including advisors, associates and consultants, agree to keep confidential any and all information relating to the parties and the contemplated transaction described herein, until such information has been released to the public in the form of a press release.

8. Termination. This letter and the obligations contained herein will be terminated, with the exception of Paragraphs 2 and 7, unless the letter is signed and entered into by October 3, 2003 at 5:00pm EST. The parties may agree to an extension or if unable to agree to terms this letter shall be without further force or effect.

9. Governing Law. This letter shall be governed and construed in accordance with the laws of the State of Florida, without regard to laws relating to conflicts of interest.

It is understood by the parties hereto that this letter of intent is intended to describe the terms that are the essence of a definitive and binding agreement. However, until such a definitive agreement is negotiated, executed and delivered by the parties neither party is committed to consummate the Acquisition.



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                                Letter of Intent


If the forgoing represents your agreement to the matters addressed herein, please sign and return to us the duplicate of this letter enclosed herewith. This letter may be executed in more than one counterpart, all of which taken together shall constitute one and the same document.


                                            Very truly yours,

                                            FORTIS ENTERPRISES

                                            /s/ Stephen W. Carnes
                                            --------------------------------
                                            Stephen W. Carnes, President/CEO
                                            Fortis Enterprises







Accepted and Agreed:

JAMES BARR CONTRACTORS, INC.

/s/ Mike Barr, President
-----------------------------

James Barr Contractors

/s/ illegible


/s/ illegible